EXHIBIT 99.1

Tech Data Corporation Reports Fiscal 2011 Second-Quarter Results

Net Income Grew 16 Percent to a Second-Quarter Record of $41 Million; Over 4 Million Shares Repurchased During the Quarter

CLEARWATER, Fla., Aug. 19, 2010 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the second quarter ended July 31, 2010.

Results At A Glance
($ in millions, except per share amounts)	Three months ended July 31, 2010	Three months ended July 31, 2009 (As Adjusted) (1)	Six months ended July 31, 2010	Six months ended July 31, 2009 (As Adjusted) (1)

Net sales	$5,474.0	$5,183.7	$11,095.0	$10,174.7
Operating income	$65.8	$53.9	$135.2	$101.7
Operating income margin	1.20%	1.04%	1.22%	1.00%
Net income attributable to shareholders of Tech Data Corporation	$40.9	$35.2	$86.5	$66.9
Net income per diluted share attributable to shareholders of Tech Data Corporation	$0.82	$0.70	$1.70	$1.33

(1) Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold."  Historically, these gains and losses were reported as a separate component of Other (income) expense titled "Net foreign currency exchange loss (gain)."  Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

Net sales for the second quarter ended July 31, 2010, were $5.47 billion, an increase of 5.6 percent from $5.18 billion in the prior-year second quarter. The strengthening of the U.S. dollar against certain foreign currencies during the second quarter of fiscal 2011, compared to the same period of the prior year, negatively impacted the year-over-year net sales comparison by approximately 6 percentage points. Operating income for the second quarter grew 22.1 percent to $65.8 million, or 1.20 percent of net sales, compared to operating income of $53.9 million, or 1.04 percent of net sales in the prior-year second quarter. Second-quarter net income attributable to shareholders of Tech Data Corporation increased 16.2 percent to $40.9 million, or $0.82 per diluted share, compared to $35.2 million, or $0.70 per diluted share in the prior-year period.

"Our second-quarter results clearly demonstrate our strategic focus on improving profitability and return on capital employed through responsible growth, and by diversifying into more specialized offerings," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "Despite various macroeconomic uncertainties at the start of the quarter, the IT market grew at a good pace in both of our regions, allowing us to continue our focus on net revenue growth – growing with select customers and vendors, while shifting away from less profitable, or more capital-consuming business. This strategy has served us exceptionally well for the last several quarters, significantly improving the quality of our vendor and customer portfolios, delivering select market share gains, meaningful operating margin expansion, record earnings, and industry-leading return on capital employed.  Additionally, in the second quarter, we continued to put our strong balance sheet and excess cash to good use, announcing three acquisition agreements and buying back $170 million of stock under our share repurchase programs."

Second-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.60 billion, or 47 percent of worldwide net sales, representing an increase of 8.4 percent over the prior-year second quarter. Net sales in Europe totaled $2.87 billion, or 53 percent of worldwide net sales, representing an increase of 3.2 percent (15.0 percent increase on a euro basis) over the prior-year second quarter.

  Gross margin for the second quarter was 5.25 percent, compared to 5.19 percent in the prior-year second quarter.

  Selling, general and administrative expenses (SG&A) were $221.8 million, or 4.05 percent of net sales, compared to $215.2 million, or 4.15 percent of net sales in the prior-year second quarter. The increase in SG&A expenses, on a dollar basis, was primarily attributable to higher payroll expenses. As a percentage of net sales however, SG&A declined 10 basis points year-over-year due to leverage achieved on higher sales.

  Operating income in the Americas for the second quarter was $44.6 million, or 1.72 percent of net sales, compared to $35.4 million, or 1.48 percent of net sales in the prior-year second quarter. In Europe, the company generated operating income of $23.8 million, or .83 percent of net sales, compared to operating income of $21.3 million, or .76 percent of net sales in the prior-year second quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).

  Cash provided by operations during the second quarter totaled $196 million. The company continues to enjoy excellent liquidity and financial flexibility with a net cash position of $520 million at July 31, 2010.

  During the second quarter, the company purchased 4,327,654 shares of common stock, at a cost of $169.9 million, under two separate $100 million share repurchase programs announced in December 2009 and July 2010.  As of August 12, 2010, the company had purchased an additional 621,682 shares, at a cost of $24.5 million, which completed the second repurchase program. Since 2005, the company has purchased $600 million of its stock.

Six-Month Results

Net sales for the six-month period ended July 31, 2010 were $11.09 billion, an increase of 9.0 percent from $10.17 billion for the six-month period ended July 31, 2009. The strengthening of the U.S. dollar against certain foreign currencies negatively impacted the year-over-year six-month period net sales comparison by approximately 1 percentage point. On a regional basis, the Americas represented 46 percent of net sales, and increased 9.9 percent to $5.06 billion from $4.61 billion for the prior-year period. Europe represented 54 percent of net sales, and increased 8.4 percent (11.9 percent on a euro basis) to $6.03 billion from $5.57 billion for the six-month period ended July 31, 2009.

For the six-month period ended July 31, 2010, the company recorded operating income of $135.2 million, or 1.22 percent of net sales, compared with operating income of $101.7 million, or 1.00 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $86.5 million, or $1.70 per diluted share, for the six-month period ended July 31, 2010. This compared to net income attributable to shareholders of Tech Data Corporation of $66.9 million, or $1.33 per diluted share, in the prior-year period.

Business Outlook

"As we look ahead to the third quarter, we expect demand trends to continue and sales to follow a seasonal pattern, allowing us to deliver year-over-year sales growth, on a local currency basis, in both regions. While we anticipate the impact of foreign currencies to have a more pronounced effect on the fiscal year's second-half results than the first half, we are confident that our continued focus on responsible growth and excellent expense and asset management, will deliver solid results for the remainder of the fiscal year, and keep us on the trajectory to achieve our longer-term financial objectives," said Dutkowsky.

Webcast Details

Tech Data will be discussing its second-quarter results on a conference call today at 9:00 a.m. ET. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. ET on Thursday, August 26, 2010.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of August 19, 2010. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these value-added resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 109th on the FORTUNE 500(R), Tech Data generated $22.1 billion in net sales for its fiscal year ended January 31, 2010. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
($ in thousands, except per share amounts)

	Three months ended		Six months ended
	July 31,		July 31,
	2010	2009(1) (As Adjusted)	2010	2009(1) (As Adjusted)
Net sales	$5,473,961	$5,183,731	$11,095,016	$10,174,690
Cost of products sold	5,186,424	4,914,657	10,514,676	9,644,401
Gross profit	287,537	269,074	580,340	530,289
Selling, general and administrative expenses	221,779	215,200	445,096	428,605
Operating income	65,758	53,874	135,244	101,684
Interest expense	7,329	7,135	13,917	15,025
Other (income) expense, net	(94)	(412)	(370)	(1,872)
Income before income taxes	58,523	47,151	121,697	88,531
Provision for income taxes	17,691	12,141	35,221	21,928
Consolidated net income	40,832	35,010	86,476	66,603
Net loss attributable to noncontrolling interest	23	147	12	319
Net income attributable to shareholders of Tech Data Corporation	$40,855	$35,157	$86,488	$66,922

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$0.82	$0.70	$1.71	$1 33
Diluted	$0.82	$0.70	$1.70	$1.33
Weighted average common shares outstanding:
Basic	49,612	50,252	50,537	50,203
Diluted	49,986	50,461	51,012	50,352

(1) Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold."  Historically, these gains and losses were reported as a separate component of Other (income) expense titled "Net foreign currency exchange loss (gain)."  Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
($ in thousands)

	July 31,	January 31,
ASSETS	2010 (Unaudited)	2010(1)
Current assets:
Cash and cash equivalents	$940,058	$1,116,579
Accounts receivable, net	2,356,816	2,593,919
Inventories	1,782,822	1,704,658
Prepaid expenses and other assets	155,714	156,448
Total current assets	5,235,410	5,571,604
Property and equipment, net	83,535	90,634
Other assets, net	177,185	167,881
Total assets	$5,496,130	$5,830,119
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans	$76,579	$65,384
Accounts payable	2,613,435	2,799,949
Accrued expenses and other liabilities	455,264	455,841
Total current liabilities	3,145,278	3,321,174
Long-term debt, net	342,612	338,157
Other long-term liabilities	76,414	76,255
Total liabilities	3,564,304	3,735,586
Equity attributable to shareholders of Tech Data Corporation	1,926,549	2,088,895
Noncontrolling interest	5,277	5,638
Total equity	1,931,826	2,094,533
Total liabilities and equity	$5,496,130	$5,830,119

(1) Certain reclassifications have been made to the January 31, 2010 consolidated balance sheet to conform to the July 31, 2010 consolidated balance sheet presentation. Such reclassifications had no effect on previously reported equity.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
($ in thousands)

	Three months ended July 31, 2010		Three months ended July 31, 2009(1)
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$44,580	1.72%	$35,421	1.48%
Europe	23,838	0.83%	21,286	0.76%
Stock-based compensation	(2,660)	(0.05)%	(2,833)	(0.05)%
Worldwide total	$65,758	1.20%	$53,874	1.04%

	Six months ended July 31, 2010		Six months ended July 31, 2009(1)
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$88,870	1.76%	$60,767	1.32%
Europe	51,483	0.85%	46,548	0.84%
Stock-based compensation	(5,109)	(0.05)%	(5,631)	(0.06)%
Worldwide total	$135,244	1.22%	$101,684	1.00%

(1) Effective February 1, 2010, Tech Data Corporation reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold."  Historically, these gains and losses were reported as a separate component of Other (income) expense titled "Net foreign currency exchange loss (gain)."  Management believes this revised presentation is more consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

CONTACT: Tech Data Corporation
         Jeffery P. Howells, Executive Vice President
         and Chief Financial Officer
         727-538-7825
         jeff.howells@techdata.com

         Arleen Quinones, Director, Investor Relations
         and Shareholder Services
         727-532-8866
         arleen.quinones@techdata.com